Exhibit 99.1

WEITZEL ELECTED TO ENTERPRISE BOARD OF DIRECTORS

Houston, Texas (November 8, 2016) -- Enterprise Products Partners L.P. (NYSE:EPD) today announced that Harry P. (“Hap”) Weitzel  has been elected to the board of directors of its general partner (“GP”), effective November 7, 2016.  Mr. Weitzel has served as senior vice president, general counsel and secretary for the GP of Enterprise since April of 2016 and is responsible for all legal functions of the partnership.  He previously served as senior vice president, deputy general counsel and secretary of the GP from January 2015 to April 2016.  Prior to joining Enterprise, Mr. Weitzel was a commercial litigation partner at the law firm Pepper Hamilton.

With more than 24 years of legal experience, Mr. Weitzel has successfully represented individual, corporate and governmental clients as plaintiffs and defendants in a wide variety of business-related matters.  He earned a Bachelor of Arts degree from Texas Christian University and a JD from Harvard Law School.  The addition of Mr. Weitzel increases the number of directors on the board to 11, including 5 independent members.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil  gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 49,000 miles of  pipelines; 250 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

Contacts: Randy Burkhalter, Investor Relations, (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635